Exhibit 10.7

September 19, 2017

Vivid Sehgal

[ADDRESS]

[ADDRESS]

Dear Vivid:

As you know, Delphi is currently contemplating a spin-off of its Powertrain Systems business (the “Spin-Off”) into a new, separately traded entity (“SpinCo”). In anticipation of the Spin-Off, and on behalf of Delphi, I am pleased to extend this offer of employment to you, as further described in this letter agreement and any related documentation (this “Offer”). Under the terms of this Offer, you will be hired as an employee of Delphi and at the time of the Spin-Off, you will transition employment to SpinCo where you will serve as its Chief Financial Officer. At SpinCo, you will be based in London and will report directly to Liam Butterworth, currently President, Powertrain/DPSS, who is expected to be appointed President & Chief Executive Officer of SpinCo in connection with the Spin-Off. I am providing you with this Offer to confirm your compensation details and to provide further background on the applicable Delphi plans and programs. Please note that we expect the SpinCo plans and programs to be substantially similar to Delphi plans and programs currently in place.

The following provides a summary of your compensation details regarding this Offer:

Base Salary: Your initial base salary is at an annual rate of £450,000, which shall be paid in installments in accordance with Delphi’s normal payroll practices. Your base salary will be reviewed from time to time in accordance with normal employer practice.

Target Annual Incentive: Prior to the Spin-Off, you are eligible for an annual incentive plan award. Your target annual incentive compensation for 2017 will be 80% of your base salary (£360,000 at target payout), prorated for the number of months you work during the current year, and paid out at the higher of target payout or actual performance based on business results. The target has the potential to pay out in a range of 0 – 200% depending on applicable performance. The actual amount you may receive, if any, is adjusted based on business performance against the annual plan metrics and your individual performance. Such award, if earned, shall be paid by March 15, 2018. In connection with the Spin-Off, it is anticipated that outstanding Delphi annual incentive awards will be equitably adjusted to reflect the Spin-Off in a manner determined by the Compensation and Human Resources Committee of Delphi Automotive PLC. Following the Spin-Off, you will be eligible to participate in an annual incentive plan for SpinCo executives at no less than your current target percentage.

Long-Term Incentive: Detailed information about your participation in the SpinCo Long-Term Incentive (“LTI”) Plan is found in Attachment A.

Additional Sign-On Payments: As an incentive to join Delphi, you will receive a cash payment of £150,000 to be paid within 30 days of your hire date. Receipt of the cash payment is contingent on you signing an agreement indicating that you will repay the sign-on payments if you voluntarily resign your employment within 24 months of your date of hire. This provision applies to both your service at Delphi prior to the Spin-Off and with SpinCo following the Spin-Off. Should your employment with Delphi or SpinCo be involuntarily terminated without cause, you will have no obligation to repay the cash payments.

As you would expect, all compensation and payments referred to in this Offer will be subject to applicable tax withholding.

September 19, 2017

Vivid Sehgal

Benefits: In addition to the compensation elements described above, prior to the Spin-Off, you are also eligible for Delphi’s benefits package. The benefits associated with the offer are detailed in the enclosed Contract of Employment and Appendix. Following the Spin-Off, you will be eligible to participate in SpinCo’s benefits package, which is expected to be substantially similar to the Delphi benefits package.

Special Circumstance Benefits: If a “Special Circumstance” occurs, you may be entitled to receive certain payments and benefits. More detailed information about these payments and benefits is found in Attachment A.

In accordance with Delphi policy and contingent on your acceptance of this Offer, a background verification process will be conducted. Your employment is contingent upon the results of the background verification.

Employment is also contingent upon your current and continued eligibility to work in the UK. To comply with government regulations, unexpired identification documents must be presented on your first day of work to verify that you are authorized to work in the UK.

If you have any questions, please contact me at [EMAIL] or on my mobile: [PHONE NUMBER].

To accept this Offer, please sign and complete the info in the appropriate box below and send to me at the email address listed above.

On behalf of our entire senior leadership team, we look forward to you joining our team.

Sincerely,

/s/ Susan M. Suver

Susan M. Suver

Senior Vice President & Chief Human Resources Officer

Enclosures

By signing below I am indicating my acceptance of this employment offer and acknowledgment of its contents. I understand that Delphi, its subsidiaries and affiliates (including SpinCo) may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time and that SpinCo may adopt benefit, plans, policies or programs that differ from those of Delphi. I further acknowledge and understand that my employment will be considered “at will,” subject to applicable law, and subject to termination at any time, or for any reason.

ACCEPTANCE

/s/ Vivid Sehgal
Signature of Vivid Sehgal

Start Date (if known):

[EMAIL]
Email Address

Private & Confidential

Contract of Employment Vivid Sehgal

Delphi Powertrain Systems Management Limited

Contract of Employment

These are the terms and conditions of employment that apply to you.

This offer is made subject to satisfactory medical, references, qualifications, driving licence and identity documents.

1	Employer

Your employer is Delphi Powertrain Systems Management Limited and the registered office is 1 Park Row, Leeds, North Yorkshire, LS1 5AB.

2	Employee

2.1	Vivid Sehgal, [ADDRESS].

3	Job Title

3.1	Your job title is as set out at Section 1 of the Appendix. Your duties will include those set out in the relevant job description, although you may be required to carry out such additional or alternative tasks and duties within your skill set and remit as the Company may reasonably require of you from time to time.

4	Date of Commencement

4.1	Your employment shall commence on the date set out in Section 2 of the Appendix. Your period of continuous employment (for statutory employment rights purposes) commenced on the date set out in Section 3 of the Appendix. No previous employment outside of the employer will be treated as continuous with your employment by the Company.

5	Probationary Period

5.1	Your employment will be subject to successful completion of a six month probationary period, set out in Section 4 of the Appendix.

6	Duration of Employment and Termination

6.1	Your employment shall continue for an indefinite period and shall be terminable on notice or otherwise as set out below. The period of notice to be given in writing by either you or the Company to terminate your employment is set out in Section 5 of the Appendix.

6.2	During any period of notice of termination served in accordance with this clause (whether given by you or the Company), the Company shall be under no obligation to assign any duties to you and shall be entitled to exclude you from its premises (“Garden Leave Period”). During the Garden Leave, you will continue to be bound by all other express and implied terms of this contract. You will also remain entitled to receive your remuneration and other contractual benefits.

6.3	If either you or the Company is giving notice to terminate the employment, the Company reserves the right to pay you in lieu of notice or part of notice rather than asking you to work your notice period. Pay in lieu of notice will not be paid where gross misconduct is the reason for termination of employment. Holidays may only be taken during a notice period with the permission of the relevant Director.

Payment in lieu of notice will be equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this contract agreement during the notice period (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	Any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	Any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	Any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

6.4	Nothing in this clause shall preclude the Company from terminating your employment without notice or a payment in lieu of notice in appropriate circumstances, including (without limitation) serious/gross misconduct.

6.5	Under agreed circumstances, employment may be terminated sooner by agreement with yourself and the Company to waive part of the notice period. In these circumstances no payment will be made for the un-worked portion of the notice period.

7	Basic Salary/Pay

7.1	Your current basic salary/pay and payment details are set out in Section 6 of the Appendix.

7.2	Your salary/pay will be reviewed annually, although it will only be increased at the discretion of the Company. There is no guarantee that it will be increased.

7.3	In addition to your basic salary/pay referred to in clause 7.1 above, you may be entitled to receive additional remuneration under a bonus scheme(s). If you are, it will be set out in Section 7 and/or Section 8 of the Appendix and will be subject to the relevant rules of any such schemes from time to time in force.

7.4	You authorise the Company to deduct from your basic salary/pay, and to set off against any monies due to you under clause 8 (Expenses) or otherwise, any sum due to the Company from you including, without any limitation, any overpayments (including overpayments of holiday), loans or advances made to you by the Company, sums authorised to be deducted under a prior agreement (such as under a Salary Sacrifice Scheme or a study agreement) and the cost of repairing any damage or loss to the Company’s property caused by you.

8	Expenses

8.1	You will be reimbursed for all reasonable out of pocket expenses in accordance with any costs incurred through your role as agreed with your line manager.

9	Place of Work

9.1	Your normal place of work is set out in Section 9 of the Appendix. However, you may be required to work at other sites or travel throughout the United Kingdom and overseas and stay away as necessary for the proper performance of your duties or as reasonably requested by the Company.

10	Overseas Work

The company currently does not envisage you having to work outside the United Kingdom for a period of more than one consecutive month. If this should change you will be advised of this and subject to mutual agreement.

You may be required to travel overseas on a frequent basis as part of your role in order to fulfil your contractual duties.

11	Working Hours

11.1	Your normal hours of work are set out in Section 10 of the Appendix. The Company reserves the right to vary these times (and any shift patterns) as necessary to meet the changing needs of the business.

11.2	The Company reserves the right to require you to work overtime, including evening, weekend and bank holidays where the needs of the business reasonably require. Time off in lieu for this additional time will be considered in agreement with your manager. If you are entitled to overtime payments, this will be set out in Section 11 of the Appendix.

12	Holidays

12.1	You are entitled to the number of days’ paid holiday in each period of 12 months from 1 January – 31 December each year (the “Holiday Year”) as set out in Section 12 of the Appendix. You may be required to work public holidays to support business needs.

12.2	The Company may specify when some holiday must be taken (such as any closures). You will be given notice of any such obligatory holiday dates as soon as possible. Other holiday must be agreed in advance with your line manager. For holidays of 1 week or more, you should give at least 4 weeks’ notice. For holidays of less than 1 week you should give at least 1 weeks’ notice, wherever possible.

12.3	If you do not take all your holiday entitlement in the relevant Holiday Year you are not entitled to receive payment for this. You may not usually carry forward any unused holiday entitlement in to the following Holiday Year; this would need to be agreed by the relevant Director.

12.4	In the years of commencement and termination of employment, your basic holiday entitlement will be calculated pro rata to the number of months worked in that year. If on termination of employment you have any unused holiday entitlement the Company may either make a payment in lieu or require you to take it during any notice period. If you have exceeded your basic holiday entitlement you will be required to repay the excess holiday pay to the Company. This sum may be deducted from any monies due to you on termination of your employment.

12.5	Your holiday will be paid at basic rate. If you receive any overtime, this will be reconsolidated in January each year and the difference will be paid to you at this time.

13	Sickness and other absence

13.1	On your first working day of absence, you must inform the Company of your absence by telephone prior to your normal start time, in accordance with the Attendance Policy. Any unauthorised absence must be properly explained. If absent because of illness you are required to give details of the nature of the illness and any indication that can then be given of your anticipated length of absence. If your absence is due to bereavement, or to attend medical appointments, guidance on this is contained in the Attendance Policy.

13.2	When any period of absence continues beyond seven calendar days you are required to obtain a medical certificate and to forward this to the Human Resources Department. If illness continues after expiry of the first certificate further certificates must be obtained as necessary to cover the whole period of absence and forwarded to the Company on each occasion.

13.3	Your entitlement to sick pay (which is payable at the discretion of the Company and subject to your compliance with the above notification provisions) including statutory sick pay is shown in Section 13 of the Appendix.

13.4	Your level of sickness absence will be monitored by the Company. Continued and excessive absence may result in Formal Attendance actions against you.

14	Health and wellbeing

14.1	You are entitled to meet with our Occupational Health Doctor at any time during your employment. The company may also request you meet with Occupational Health after prolonged absence or if they feel your wellbeing is at stake. All referrals are confidential and reports to Management are held in the strictest of confidence with your approval.

15	Drug and Alcohol Testing

15.1	At any time during your employment the Company may require you to undergo a drug/alcohol test in accordance with the terms of the Company’s drug and alcohol policy from time to time. If you are found to be under the influence of drugs and/or alcohol, it could be a disciplinary matter. In appropriate circumstances, it could be considered as gross misconduct, the penalty for which is summary dismissal.

16	Car Allowance/Company Car

16.1	If appropriate, and in order to assist you in the performance of your duties, under this contract or as a benefit of the role, (subject to you remaining legally qualified and fit to drive), the Company may provide you with a Company car cash allowance. If you are entitled to a car allowance, this will be set out in Section 14 of the Appendix.

16.2	The car allowance is provided to cover all business travel eventualities with respect to travel by vehicle. Employees in receipt of a car allowance must ensure their car is insured for business travel. The Company Car Policy can provide further information.

17	Pension and Insurance Benefits

17.1	Delphi operates a Group Personal Pension Plan as detailed in Section 15 of the Appendix. Delphi will comply with legislative requirements and all employees will be automatically enrolled into the Group Personal Pension Plan. Employees will only be able to leave the Plan through opting out direct to the Pension Provider.

18	Normal Retirement Age

18.1	There is no normal retirement age in line with current legislation, however some insurance based benefits may cease to be offered after the age of 65, which may vary from time to time.

19	Company Property

19.1	You acknowledge that all mobile phones, laptops and other computer equipment, fuel cards, car keys, identity and access cards, books, notes, memoranda, records, lists of customers, suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings, confidential information and other documents and materials (whether made or created by you or otherwise) relating to the business of the Company, any Group company or any customer of the Company or Group Company and any copies, summaries or adaptations of them as appropriate;

(a)	Shall be and remain the property of the Company or customer;

(b)	Shall not be removed from the Company’s premises or copied, except in the proper performance of your duties; and

(c)	Shall be handed over to the Company on demand and in any event on the termination of your employment.

20	Confidentiality/Post Employment Obligations

20.1	The Employee shall not, whether during the period of his employment by the Company or at any time after its termination (howsoever arising) except in the proper performance of his duties, or in pursuance of any obligation arising from any statutory enactment or order of a competent court or tribunal or on the request of the Board:

(a)	Directly or indirectly make use of or divulge or communicate to any person firm company or organisation any Confidentiality Information which he has possessed during the continuance of his employment with the Company or any Group Company; or

(b)	Copy or reproduce in any form or by or on any media or device (or allow others to copy or reproduce) documents, disks, tapes or other material containing or referring to Confidential Information.

20.2	All documents (including copies), disks, tapes and other material (in whatsoever medium) held by the Employee containing or referring to Confidential Information or relating to the affairs and business of the Company or any Group Company (and whether or not prepared by him or supplied by the Company or any Group Company) shall be the property of the Company or the relevant Group Company and shall be delivered by him to the Company or the relevant Group Company upon the termination of his employment (howsoever arising).

20.3	These restrictions shall not apply:

(a)	To Confidential Information which has come into the public domain;

(b)	To any disclosure or use of Confidential Information authorised by the Board or required by law or in connection with the performance by the Employee of his duties with the Company;

(c)	So as to prevent the Employee from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended.

20.4	You shall not for a period of one year after the termination of your employment whether alone or jointly with others, directly or indirectly:

(a)	Interfere with, canvas, solicit, or cause to be canvassed, solicited or approached in respect of any services which are the same or similar to those which have been provided by the Company at any time during the preceding 12 months of your employment, any person, persons or Company who at the date of termination of your employment or during the period of one year prior to that date, was to your knowledge a customer or client of the Company and with whom you had dealings during the last twelve months of your employment.

(b)	Supply to or deal with in respect of any services which are the same as or similar to those which have been provided by the Company at any time during the last 12 months of your employment, any person, persons or Company who at the date of termination of your employment or during the period on 1 year prior to that date, was to your knowledge a customer or client of the Company and with whom you had dealings during the last 12 months of your employment.

(c)	Offer to employ or endeavour to employ or entice away from the Company to join a direct competitor or start up a competing venture, any person employed by Delphi Powertrain Systems Management Limited during the period of 12 months prior to your termination of employment and with whom you had personal dealings in the normal course of your employment. This applies for a period of one year.

(d)	Be employed by or hold any material interest in any person, firm or company which requires or might reasonably be thought by the company to require you to disclose or make use of any confidential business information in order properly to discharge your duties for the benefit of that person, firm or company and/or to further his interest in such person, firm or company.

20.5	At any time after the your termination of employment you shall not represent yourself or permit yourself to be held out by any person, firm or company as being in any way connected with or interested in the Company.

20.6	Whilst employed by the Company, you must not develop any business within the scope of services offered by Delphi Powertrain Systems Management Limited for your own (or others) benefit outside your employment, or after your employment has terminated for whatever reason. You accept that such business developed during your time employed by the Company will be assigned to Delphi Powertrain Systems Management Limited and that any gross profits made for a period of one year following termination of employment must be paid to the Company.

20.7	The restrictions above apply to all the Company’s clients including Clients which members of staff bring in to the business as a result of their employment with the Company. They are clients of the Company and not of the individual employee.

21	Intellectual Property

21.1	If the Employee in the course of the performance of his duties under this Contract of Employment shall create, make or discover any Intellectual Property or make any improvement upon a derivation from any existing work, invention or design whether or not the Intellectual Property has, or is capable of giving rise to, patents or rights equivalent to patents, registered design, copyright, design right, or other like protection and whether alone or in conjunction with any other employee or employees of the Company, or of any Group Company, or other persons, he shall immediately disclose such Intellectual Property to the Board and undertakes that at the Company’s request and expense he shall at any time during or after the termination of his employment do all such acts and execute all such documents as may be necessary to vest all rights in or relating to any such Intellectual Property in the name of the Company and any Group Company to the intent that all such rights and any such invention, design or improvement shall subject, in relation to patents, to any applicable provisions of the Copyright Designs and Patent Act 1988, become the absolute property of the Company or its nominee. Nothing contained in this clause shall limit any statutory or other right of the Company or any Group Company in relation to any such intellectual Property.

22	Other Employment

22.1	It is expected that the Company will be your main employer, if you are employed by another company, you must notify the Company in writing to Human Resources. This is required whether you are a new or existing employee when the other employment commences.

23	Company Policy and Procedures

23.1	You agree to comply with the rules, policies and procedures of the Company, although these do not form part of your contract of employment and are subject to change.

24	Grievance Procedure

24.1	Any grievance you may have relating to your employment should be in line with the Company’s Grievance Policy which can be obtained from your line manager or Human Resources. Should you need to raise a grievance, this should usually be raised with your line manager in the first instance and formally inn writing to your line manager or Human Resources if the issue cannot be resolved informally.

25	Disciplinary Procedure

25.1	The Company expects certain standards of conduct and performance from all employees and where an employee’s standards do not meet the Company’s expectations, or where they undertake misconduct, the Company will instigate the Disciplinary Policy. This can be obtained from your line manager or Human Resources. Any appeal should be in writing addressed to Human Resources.

26	Equal Opportunities

26.1	The Company is fully committed to the active promotion of equal opportunities in its capacity as an employer and its provision of all its services to the community as a whole.

27	Health and Safety

27.1	The Company takes Health and Safety very seriously and you must comply with this at all times. Your obligations are set out in our company Health and Safety Policy and supporting procedures and processes. It is the individual responsibility of each employee to ensure the practical application of these in the workplace to ensure that Delphi Powertrain Systems Management Limited is a safe place to work.

28	IT Policy

28.1	You agree to comply with all aspects of the Company’s IT Policy which is subject to change.

28.2	You agree that the Company to which you provide services may intercept and monitor communications sent via any company communication systems or services of the Company.

29	Collective Agreements

29.1	There are no collective agreements which directly affect the terms and conditions of your employment.

30	Variation to standard and other terms and conditions

31	The Company reserves the right to make reasonable changes to these and any other agreed terms and conditions of employment. Minor changes of detail (e.g. in procedures) may be made from time to time and will be effected by a general notice to employees.

32	Public interest disclosure

32.1	Nothing in this Agreement shall prevent you from making a protected disclosure in good faith pursuant to the Public Interest Disclosure Act 1998.

33	Data Protection

33.1	You agree that personal data (other than sensitive personal data) as defined in the Data Protection Act 1998, relating to you and your employment may be processed by the Company to the extent that it is reasonably necessary in connection with your employment or the business of the Company, in line with the Data Protection Policy available from your line manager or Human Resources.

33.2	You agree that the Company may process sensitive personal data relating to you, including medical details and details of gender, race and ethnic origin. Personal data relating to gender, race and ethnic origin will be processed by the Company only for the purpose of monitoring the Company’s Equality Policy. You agree that the Company may disclose or transfer such sensitive personal data to other persons if it is required or permitted by law to do so for the purpose of monitoring the Company’s data.

33.3	Your consent to the transfer and disclosure of personal data as set out above shall apply regardless of the country of residence of the person to whom the data is to be transferred. Where the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that your rights and freedom in relation to the processing of the relevant personal data are adequately protected.

34	Choice of law

34.1	This Agreement and any dispute or claim arising out of or in connection with it shall be governed and construed in accordance with English law.

34.2	All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English courts to which the parties irrevocably submit.

35	Whole Agreement

35.1	This Agreement (including the Appendix) and the Company policies and procedures sets out the entire agreement relating to your employment with the Company and shall replace any previous agreements and arrangements relating to your employment with the Company.

Vivid Sehgal

Appendix to Employment Contract – September 19, 2017

The matters set out in this Appendix may only be amended by the issue of a new Appendix signed by you and the Company.

1. Job title	Chief Financial Officer, reporting to Liam Butterworth, currently President, Powertrain/DPSS, who is expected to be appointed President & Chief Executive Officer of SpinCo in connection with the Spin-Off

2. Date of commencement of employment	Date

3. Date of commencement of continuous employment	Date

4. Probationary Period	6 months

5. Notice of termination

Your employment may be terminated at any time by either party giving to the other, in writing, the following prior notice:

Duration of probationary period – three months’ notice

Following successful completion of probationary period – Six Months’ notice

6. Basic Salary/Pay	£450,000 per annum payable on the 19th of each month.

7. Bonus	You are eligible for our annual incentive plan (AIP). Your target annual incentive award will be 80% of your base salary, depending on the company’s performance. The actual amount you receive is adjusted depending on the company’s and your individual performance.

8. Long Term Incentive Plan	Please refer to the attachment A

9. Place of work	[ADDRESS]

10. Hours of work	You are required to work 37.5 hours over a 5 day period. You are required to take a minimum of 30 minutes lunch each day. Typically we would expect you to start work prior to 9.30am and finish work after 4pm.

11. Overtime	You may be required to work such additional hours as are necessary for the proper performance of your duties in the interest of the Company without further remuneration.

12. Holidays	The holiday year runs from 1st January to 31st December. Your holiday entitlement will be on a pro rata basis according to your contracted hours and start date within a year. If you leave the Company part way through a year, your holiday will be calculated up to your leave date.

Your holiday terms are as below:

•    27 Days holiday per annum

•    8 statutory bank holidays

For employees with long service the following will apply:

After 10 years’ service – 1 additional day holiday entitlement from the start of the subsequent leave year

13. Sickness	Length of service	Duration of payment

	0 – 5 years’ service	3 months following the month in which the illness occurs

	5 – 9 years’ service	4 months following the month in which the illness occurs

	9 – 12 years’ service	5 months following the month in which the illness occurs

	12 – 15 years’ service	6 months following the month in which the illness occurs

	15 – 17 years’ service	7 months following the month in which the illness occurs

	17 – 19 years’ service	8 months following the month in which the illness occurs

	19 – 22 years’ service	10 months following the month in which the illness occurs

	22 – 23 years’ service	11 months following the month in which the illness occurs

	23 years’ service	12 months following the month in which the illness occurs

And thereafter at the Director’s discretion. This is subject to adherence to adherence to the absence procedure. This will be calculated on a rolling 12 month basis.

14. Car/Car Allowance

You are entitled to a car allowance of £ 11,232 per year paid via payroll and subject to normal deductions. This is non-pensionable and is not incorporated into your salary for the purposes of annual salary reviews or bonus payments, if applicable.

Alternatively, you may wish to participate in the Company Car scheme. Further details on this are available from Human Resources.

15. Other benefits

Pension: You are entitled to participate in the Group Personal Pension Plan which the company will contribute to dependent on your contribution amount. You will receive further information of this separately.

Life Assurance: If you are a member of the Defined Contribution Pension Plan, you are entitled to four times basic salary death in service benefit. If you are not in the scheme, you are not eligible for this benefit.

Voluntary Benefits:

The company offers a range of voluntary benefits which are not contractual and may be changed from time to time; include the removal of the voluntary benefit, according to the business needs.

Private Medical Insurance: You are entitled to fully funded Private Medical Insurance for yourself and eligible members of your family in a Company nominated private health care scheme, subject to meeting conditions and eligibility criteria imposed by the insurance provider and subject to the rules of such schemes.

This is regarded as a taxable benefit by the Inland Revenue and you are required to pay tax on the Company’s contributions.

Health Cash Plan: You are eligible for inclusion in our health cash plan further details will be communicated to you.

Childcare Vouchers: (Closes to new entrants April 2018) The Company offers Childcare Vouchers which can be deducted direct through your salary. For further information on this benefit, please contact a member of Human Resources.

Holiday Purchase: You are able to purchase up to 5 days holiday each year. This can be purchased from the company ahead of the start of the holiday year and will be communicated when this process is open for applications.

Severance: In the event of a dismissal without cause, you will be entitled to severance as provided in the Delphi Automotive Executive Severance Plan.

You and the Company agree to appendix terms outlined above:

Signed: /s/ Vivid Sehgal	Date: 20/09/2017
Vivid Sehgal

On behalf of Delphi Powertrain Systems Management Limited

Signed: /s/ Mike Clarke	Date: 20/9/2017
Mike Clarke
Vice President Human Resources, Powertrain and Delphi EMEA

Signed: /s/ Liam Butterworth	Date: 20/09/2017
Liam Butterworth
President, Powertrain/DPSS

Attachment A

September 19, 2017

Vivid Sehgal

[ADDRESS]

[ADDRESS]

Dear Vivid:

In connection with the proposed spin-off of the Powertrain Systems business from Delphi (“Spin-Off”) into a new, separately traded entity (“SpinCo”), we intend to recommend to the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Delphi Automotive PLC (the “Company”) that you receive, subject to Committee approval, a grant of long-term incentive equity awards comprised of service-based Restricted Stock Units (“RSUs”) and performance-based RSUs (“PRSUs”, as discussed below), which shall vest and be settled (assuming your continued employment) as described below. These equity awards will be subject to the terms and conditions of the Delphi Automotive PLC Long-Term Incentive Plan, as amended and restated (the “Plan”) and the applicable award agreements. The Company reserves the right to suspend, modify, cancel or terminate its stock program at any time without compensation to you or any other of the participating employees, unless otherwise provided in the applicable award agreement or Plan.

Long-Term Incentive: Your annual long-term incentive target will be $1,300,000. Your first annual equity award will be made in October 2017 on a prorated basis ($975,000 for the 2017-2019 grant). Typically, annual grants are awarded in late February, however, due to the timing of the Spin-Off, timing of granting 2018 annual awards may be adjusted. Should the Spin-Off not conclude by April 30, 2018, you will receive your 2018 annual award in Delphi shares during the Delphi annual grant process. The number of shares you receive will be based on the on the ten-day average closing stock price prior to (but not including) the date of grant. Twenty-five percent (25%) of these awards will be time-based RSUs, which generally vest ratably over three years beginning on the one-year anniversary of the date of grant. The remaining seventy-five percent (75%) of these awards will be PRSUs tied to the Company’s performance against applicable metrics (Delphi metrics are currently Average Return on Net Assets (“RONA”), Cumulative Net Income (“CNI”) and Relative Total Shareholder Return (“RTSR”), each as defined for purposes of the long-term incentive equity award). The PRSUs generally vest at the end of a three-year performance period, and are settled as soon as possible following confirmation of performance against the applicable metrics, but in no event later than March 15 of the year following the year in which the PRSUs vest.

As a condition of receiving your first long-term incentive grant, you will be required to sign a confidentiality and non-interference agreement, substantially in the form attached as Exhibit 1. The agreement will be provided to you for signature at the time of the grant.

It is anticipated that unvested equity awards generally will be equitably adjusted to reflect the Spin-Off in a manner determined by the Committee, and that this equitable adjustment will include the conversion or adjustment of your unvested Delphi long-term incentive equity awards into corresponding SpinCo awards, subject to substantially similar terms and preserving to the extent practicable the intrinsic value of the awards immediately before and after the Spin-Off.

You acknowledge that if the Company grants RSUs and/or PRSUs to you, your participation in the stock program of the Company will be voluntary and that the benefits under the RSU and/or PRSU program will not be part of your offer letter, your salary or other remuneration for any purposes, including for purposes of computing payment during any notice period, payment in lieu of notice, severance pay or other termination compensation or indemnity (if any).

Should you receive RSUs and/or PRSUs, you will be responsible for complying with any applicable legal requirements in connection with your participation in the stock plan and for any taxes arising from the grant or vesting of your RSUs and/or PRSUs, the sale of any ordinary shares or the receipt of any dividends (if any), regardless of any tax withholding and/or reporting obligation of the Company or your employer, and you agree to seek advice from your personal tax and/or legal advisor at your own expense regarding the tax and legal implications of any award granted to you.

Special Circumstance Benefits: If a “Special Circumstance” occurs, you will receive a severance benefit equal to 18 months (the “Severance Period”) of your base salary and reduced by the amount of any compensation received during any notice period, paid in monthly installments (the “Special Benefit”). The Special Benefit will cease to be paid if you are employed by an entity other than Delphi and its subsidiaries and affiliates or SpinCo and its subsidiaries and affiliates prior to the end of the Severance Period.

For purposes of this letter, “Special Circumstance” means the occurrence of either of the following, plus termination of your employment with Delphi or SpinCo or their subsidiaries and affiliates by Delphi or SpinCo (or such applicable subsidiary or affiliate) without cause within one year of the occurrence of either of the following:

1. SpinCo (or Delphi’s Powertrain Systems business) is sold to a third-party prior to the effective time of the Spin-Off; or

2. The Spin-Off does not occur on or before December 31, 2018.

The receipt of the Special Benefit will be subject to your execution, no later than 45 days following such applicable termination of employment, of a general release of claims in favor of Delphi and its subsidiaries and affiliates, and, if applicable, SpinCo and its subsidiaries and affiliates (in such form as may reasonably be presented to you), and you not timely revoking such release. You hereby agree and acknowledge that Delphi, SpinCo and their subsidiaries and affiliates may assign any of their obligations regarding the Special Benefit to SpinCo and/or its subsidiaries and affiliates in connection with the Spin-Off.

If a Special Circumstance occurs, Delphi will provide you with the value of your annual long-term incentive target ($1,300,000) in cash (less the value of any shares that may vest on a prorata basis, valued at target on the termination date), paid in a lump sum within 30 days of your termination.

SpinCo Change in Control: It is currently anticipated that, immediately after the Spin-Off, SpinCo will adopt for its executive officers a double-trigger change in control severance program (“SpinCo CIC Severance Program”) substantially similar to the current Delphi program. If you are designated as a participant in the SpinCo CIC Severance Program, we currently anticipate that, after the Spin-Off, you may be entitled to receive certain severance benefits from SpinCo in the case of (1) a SpinCo change in control occurring after the completion of the Spin-Off and (2) a qualifying termination of your employment with SpinCo or its subsidiaries and affiliates, Those severance benefits are: cash severance equal to two times your annual base salary plus target annual incentive award opportunity, plus a benefits continuation payment equal to 24 months of medical benefits continuation premiums (the “SpinCo CIC Severance Benefits”). Cash severance and benefits continuation are expected to be paid in a lump sum amount no later than 90 days following separation, subject to compliance with applicable tax requirements. All SpinCo CIC Severance Benefits will be provided under the applicable SpinCo CIC Severance Program documents and requirements, and will be subject to compliance with such documents and requirements and all other applicable legal and tax requirements.

The terms of this letter shall be governed by the laws of the UK, without application of the conflicts of law principles thereof. Delphi, its subsidiaries and affiliates (including SpinCo) may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time, and SpinCo may adopt benefit, plans, policies or programs that differ from those of Delphi.

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The terms of this letter are strictly confidential. Should you have any questions in respect of the content of this letter, please do not hesitate to contact Susan M. Suver, Senior Vice President & Chief Human Resources Officer, at [EMAIL] or [PHONE NUMBER].

By:

/s/ Susan M. Suver
Susan M. Suver
Senior Vice President & Chief Human Resources Officer

By signing this letter agreement, you declare that you have read and understand the terms and conditions of this letter agreement and agree to such terms and conditions.

/s/ Vivid Sehgal
Signature of Vivid Sehgal

Date:	September 20, 2017